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                                                                    EXHIBIT 12.1

                       TRW INFORMATION SYSTEMS & SERVICES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                        PRO FORMA
                                                                                                       SIX MONTHS
                                                                         SIX MONTHS       PRO FORMA       ENDED
                              YEAR ENDED DECEMBER 31,                  ENDED JUNE 30,     YEAR ENDED    JUNE 30,
                      -----------------------------------------------  ----------------  DECEMBER 31, --------------
                        1991        1992     1993     1994     1995     1995     1996        1995      1995    1996
                      --------     -------  -------  -------  -------  -------  -------  ------------ ------  ------
                                             (THOUSANDS OF DOLLARS)
Earnings before
income taxes and
cumulative effect of
accounting changes..  $(13,186)    $66,048  $51,582  $93,054  $86,282  $43,303  $38,074    $14,657    $8,385  $7,189
Minority interest...    (2,908)      2,528    4,327   (2,576)   2,011      769    2,276        --        --      --
Fixed charges:
  Interest expense..       331         335      174      193      706      246      574     82,481    40,859  40,890
Rentals:
  1/3 of all lease
  rentals...........    10,963      13,248   14,000   14,000   17,000    7,897    9,793     17,000     7,897   9,793
                      --------     -------  -------  -------  -------  -------  -------    -------    ------  ------
    Total fixed
    charges.........    11,294      13,583   14,174   14,193   17,706    8,143   10,367     99,481    48,756  50,683
                      --------     -------  -------  -------  -------  -------  -------    -------    ------  ------
Earnings before
income taxes and
cumulative effect of
accounting changes,
minority interest
and fixed charges...    (4,800)(1)  82,159   70,083  104,671  105,999   52,215   50,717    114,138    57,141  57,872
Ratio of earnings to
fixed charges.......       --          6.1x     4.9x     7.4x     6.0x     6.4x     4.9x       1.1x      1.2x    1.1x
                        PRO FORMA
                      TWELVE MONTHS
                          ENDED
                        JUNE 30,
                          1996
                      -------------
Earnings before
income taxes and
cumulative effect of
accounting changes..     $13,461
Minority interest...         --
Fixed charges:
  Interest expense..      82,512
Rentals:
  1/3 of all lease
  rentals...........      18,896
                      -------------
    Total fixed
    charges.........     101,408
                      -------------
Earnings before
income taxes and
cumulative effect of
accounting changes,
minority interest
and fixed charges...     114,869
Ratio of earnings to
fixed charges.......         1.1x

(1) Earnings were insufficient to cover fixed charges by $16.1 million in 1991.